VSE Corporation Announces First Quarter 2020 Results

ALEXANDRIA, Va., April 30, 2020 - VSE Corporation (NASDAQ: VSEC, “VSE”, or the “Company”), a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets, today announced results for the first quarter 2020.

FIRST QUARTER 2020 HIGHLIGHTS

▪	Enacted COVID-19 response and business continuity plan

▪	All repair, distribution and base locations remain open and operational

▪	Positive free cash flow anticipated for the full year 2020

FIRST QUARTER 2020 SUMMARY RESULTS AS COMPARED TO THE FIRST QUARTER 2019

▪	Total Revenues of $177.4 million increased 4.4%

▪	GAAP Net Income of $3.3 million decreased 49.5%

▪	Adjusted Net Income of $9.8 million increased 32%

▪	Total Adjusted EBITDA of $22.7 million increased 15.4%

▪	GAAP EPS (Diluted) of $0.30 decreased 50%

▪	Adjusted EPS (Diluted) of $0.89 increased 30.9%

▪	Free Cash Flow of $6.0 million increased by $5.6 million

For the three months ended March 31, 2020, the Company reported total revenue of $177.4 million, versus $169.9 million for the same period ended 2019. The Company reported adjusted net income of $9.8 million or $0.89 per adjusted diluted share, compared to $7.4 million or $0.68 per adjusted diluted share in the prior-year period. Adjusted EBITDA increased to $22.7 million in first quarter 2020, versus $19.7 million for the same period in 2019.

During the first quarter 2020, the Company renamed its reporting segments to reflect the strategic focus of each business moving forward. The Aviation Group was renamed Aviation segment; the Supply Chain Management Group was renamed Fleet segment; and the Federal Services Group was renamed Federal & Defense segment.

During the first quarter, Aviation segment revenue increased 18% on a year-over-year basis, driven by strong performance and market share gains for both aftermarket distribution products and maintenance, repair and overhaul ("MRO") services. Fleet segment revenue increased 3% in the first quarter, driven by new commercial market customers. Growth in both our Aviation and Fleet segments revenue offset an anticipated decline in Federal & Defense segment revenue. Federal & Defense segment revenue declined 4% in the first quarter due to a forecasted contract expiration in January 2020. Federal & Defense bookings increased more than 30% on a year-over-year basis, as new business development efforts and recent contract renewals and wins position the segment for future growth.

COVID-19 BUSINESS UPDATE

With the recent and continuing outbreak of the novel coronavirus (COVID-19), VSE has taken steps to ensure the ongoing safety of its employees, while continuing to serve customers with quality product and repair services.

The business operations of VSE are deemed critical and essential by federal and state governments. All VSE repair, distribution and base operations facilities remain open and operational, and the Company continues to deliver products and services to its customers without interruption. VSE has implemented virus mitigation and prevention protocols consistent with guidelines issued by the U.S. Centers for Disease Control and Prevention at all of its operating facilities. The Company has also mandated that employees work remotely where practicable.

The Company’s Federal & Defense and Fleet segments are supported by historically stable, multi-year government contracts and long-term customer relationships. Collectively, both segments represented a combined 70% of total revenue in 2019. The Company currently anticipates limited impact from COVID-19 on these two segments, as it continues to support the operational readiness of the Department of Defense and other federal/government customers.

The Company’s Aviation segment supports commercial and business and general aviation customers with aftermarket parts and repair services. In response to the spread of COVID-19, global air travel began to decline materially in March 2020. At present, the Company anticipates air travel, and therefore revenue passenger miles, to remain well below historical levels for the remainder of the current calendar year. Although the Company achieved significant growth and market share gains during the first quarter 2020, the Company anticipates Aviation segment performance to be adversely impacted in 2020. The Aviation segment represented approximately 30% of revenue in 2019.

VSE recently completed a workforce and cost reduction plan that is expected to reduce approximately $13 million in expenses on an annualized basis beginning in the second quarter 2020. Given expectations for a decline in the commercial aerospace market over the near-term, these cost reductions were primarily focused within the Aviation segment and reductions in corporate overhead.

FINANCIAL RESOURCES AND LIQUIDITY

As of March 31, 2020, the Company had $176 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2023. The Company’s existing credit facility includes a $100 million accordion provision, subject to customary lender commitment approvals. As of March 31, 2020, VSE had total net debt outstanding of $273 million and $94 million trailing-twelve months adjusted EBITDA. Consistent with efforts to further lower working capital requirements, the Company has reduced forecasted capital expenditures and inventory purchases for the remainder of 2020. VSE anticipates generating positive free cash flow for the full-year 2020, as defined by operating cash flow less capital expenditures.

MANAGEMENT COMMENTARY

“Our diversified business model, which supports both commercial and government aftermarket customers, is a unique competitive advantage for VSE as we move through the current cycle,” stated John Cuomo, President and CEO of VSE Corporation. “Our business is balanced between historically higher-growth, commercial-facing end markets, representing approximately 38% of revenue in first quarter 2020, together with long-term, often more stable multi-year government contracts representing approximately 62% of revenue. Although COVID-19 will have an adverse impact on our aviation business this year, we continue to view this market as a significant opportunity for VSE. In the interim, we expect revenue from our government-focused businesses and customers to help offset softness in the aerospace market. Looking ahead, we remain confident in the durability of our strategy and business model amidst current market volatility; a model that we believe positions us to emerge as an even stronger company in the years ahead.

“VSE delivered more than 30% year-over-year growth in adjusted net income during the first quarter, driven by a combination of new products and services, market share gains, increased engagement with existing customers, and improved contract type mix, together with disciplined margin and expense management,” continued Cuomo. “Our Aviation segment reported record first quarter revenue and adjusted EBITDA, supported by market share gains and sales from new products and repair capabilities.

“Our Federal & Defense business made significant progress in recent months, given the addition of new leadership and a strategic plan focused on developing a pipeline of long-term government contracts,” continued Cuomo. “In the last 60 days, we were awarded more than $90 million in government task orders and delivery orders, a testament to the efforts of our team and decades of experience servicing land, air and marine transportation assets.

“Despite the market challenges resulting from COVID-19, we expect to be profitable and free cash flow positive for the full-year 2020, supported by a combination of stable revenue and profit in our Federal & Defense and Fleet segments, together with disciplined expense management and targeted reductions in capital expenditures. Exiting the quarter, we had $176 million in cash and liquidity and total net debt of $273 million, or 2.9x trailing-twelve months adjusted EBITDA. Given our continued focus on disciplined balance sheet management, we reduced total debt outstanding by $30 million in March 2020,” concluded Cuomo.

SEGMENT RESULTS

AVIATION
Distribution & Repair Services

VSE’s Aviation segment provides aftermarket repair and distribution services to commercial, cargo, business and general aviation, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory maintenance, repair and overhaul (MRO) services, rotable exchange, and supply chain services.

Aviation segment revenue increased 18% year-over-year to $58.1 million in the first quarter 2020 through balanced contributions from both VSE's distribution and MRO services offerings. Excluding non-recurring items related to the sale of Prime Turbines LLC and other assets, Aviation operating income increased 49% to $4.5 million in the first quarter of 2020, while Aviation segment Adjusted EBITDA increased 21% to $7.6 million in the first quarter 2020. The year-over-year increase in first quarter operating income was attributable to balanced contributions and strong sales growth from both VSE's distribution and repair offerings.

The Company recently announced that Paul Goffredi, Aviation segment President, will depart the Company on May 1, 2020. John Cuomo will act as interim segment President. Mr. Cuomo has been President and CEO of VSE since April 2019. He spent 19 years in aerospace in senior leader roles prior to joining VSE, and is well positioned to support this business segment through these uncertain times.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to support the commercial aftermarket medium- and heavy-duty truck market, the United States Postal Service (USPS), and the United States Department of Defense. Core services include parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

Fleet segment revenue increased 3% year-over-year to $53.2 million in the first quarter 2020, while operating income decreased 1% year-over-year to $6.9 million in the first quarter 2020. The segment continues to successfully progress on its customer diversification strategy, with commercial customers growing $4.8 million or 122% in the first quarter on a year-over-year basis. Fleet segment Adjusted EBITDA decreased 2% year-over-year in the first quarter to $9.6 million. The decrease in first quarter 2020 operating income was primarily attributable to customer and product mix.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal & Defense segment provides aftermarket maintenance, repair and overhaul (MRO) and logistics services to improve operational readiness and extend the life cycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT services and energy consulting.

Federal & Defense segment revenue declined 4% year-over-year to $66.1 million in the first quarter 2020. Operating income increased 45% year-over-year to $4.9 million in the first quarter 2020. Federal & Defense segment Adjusted EBITDA increased 34% year-over-year in the first quarter 2020 to $5.7 million. The year-over-year increase in operating income for the first quarter resulted from improved performance on existing contracts and more fixed-price work with government customers.

For the first quarter 2020, Federal & Defense segment bookings increased 31% year-over-year to $67 million, while funded backlog declined 28% year-over-year to $201 million. The decline in funded backlog was attributable to the expiration of a contract in January 2020. The current management team is focused on revitalizing this business with an emphasis on growing backlog and developing a channel of new customer activity in the current year, with good progress in the first quarter.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

CONFERENCE CALL

A conference call will be held Friday, May 1, 2020 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:        (877) 407-0789
International Live:     (201) 689-8562
Web Link:         http://public.viavid.com/index.php?id=138470

To listen to a replay of the teleconference through May 15, 2020:

Domestic Replay:    (844) 512-2921
International Replay:     (412) 317-6671
Replay PIN Number:    13700168

FIRST QUARTER RESULTS

(in thousands, except per share data)
	Three months ended March 31,
	2020	2019	% Change
Revenues	$177,418	$169,919	4.4%
Operating income	$9,734	$11,813	(17.6)%
Net income	$3,332	$6,603	(49.5)%
EPS (Diluted)	$0.30	$0.60	(50.0)%

First Quarter Segment Results

The following is a summary of revenues and operating income for the three-month period ended March 31, 2020 and March 31, 2019:

	Three months ended March 31,
	2020	2019	% Change
Revenues:
Aviation segment	$58,080	$49,370	17.6%
Fleet segment	53,204	51,704	2.9%
Federal & Defense segment	66,134	68,845	(3.9)%
Total Revenues	$177,418	$169,919	4.4%

Operating Income:
Aviation segment	$(1,880)	$3,048	(161.7)%
Fleet segment	6,906	6,988	(1.2)%
Federal & Defense segment	4,924	3,385	45.5%
Corporate/unallocated expenses	(216)	(1,608)	(86.6)%
Operating Income	$9,734	$11,813	(17.6)%

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income

	Three months ended March 31,
	2020	2019	% Change
Net Income	$3,332	$6,603	(49.5)%
Adjustments to Net Income:
Acquisition and CEO Transition Costs	—	1,121	—%
Earn-out adjustment	301	—	—%
Loss on sale of a business entity and certain assets	7,536	—	—%
Gain on sale of property	(1,108)	—	—%
	10,061	7,724	30.3%
Tax impact of adjusted items	236	280	—%
Adjusted Net Income	$9,825	$7,444	32.0%
Weighted Average Dilutive Shares	11,101	10,974	—%
Adjusted EPS (Diluted)	$0.89	$0.68	30.9%

Reconciliation of Consolidated EBIDTA and Adjusted EBITDA to Net Income

(in thousands)	Three months ended March 31,
	2020	2019	% Change
Net Income	$3,332	$6,603	(49.5)%
Interest Expense	3,486	3,158	10.4%
Income Taxes	2,916	2,052	42.1%
Amortization of Intangible Assets	4,723	4,991	(5.4)%
Depreciation and Other Amortization	1,521	1,747	(12.9)%
EBITDA	15,978	18,551	(13.9)%
Acquisition and CEO Transition Costs	—	1,121	—%
Earn-out adjustment	301	—	—%
Loss on sale of a business entity and certain assets	7,536	—	—%
Gain on sale of property	(1,108)	—	—%
Adjusted EBITDA	$22,707	$19,672	15.4%

The Company reported total capital expenditures in the first quarter of $724 thousand.

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income

(in thousands)	Three months ended March 31,
	2020	2019	% Change
Aviation segment
Operating Income	$(1,880)	$3,048	(161.7)%
Depreciation and Amortization	3,066	3,230	(5.1)%
EBITDA	1,186	6,278	(81.1)%
Loss on sale of a business entity and certain assets	7,536	—	—%
Gain on sale of property	(1,108)	—	—%
Adjusted EBITDA	$7,614	$6,278	21.3%

Fleet segment
Operating Income	$6,906	$6,988	(1.2)%
Depreciation and Amortization	2,672	2,794	(4.4)%
EBITDA and Adjusted EBITDA	$9,578	$9,782	(2.1)%

Federal & Defense segment
Operating Income	$4,924	$3,385	45.5%
Depreciation and Amortization	739	848	(12.9)%
EBITDA and Adjusted EBITDA	$5,663	$4,233	33.8%

The non-GAAP Financial Information set forth in this document is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, trailing-twelve months Adjusted EBITDA and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for executive succession costs, 1st Choice Aerospace acquisition-related costs including any earn-out adjustments, loss on sale of a business entity and certain assets, gain on sale of property, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above, and trailing-twelve months Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period ending March 31, 2020. Free cash flow represents operating cash flow less capital expenditures.

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include maintenance, repair and overhaul (MRO) services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about May 1, 2020 for more details on our 2020 first quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2019 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the Securities Exchange Commission (the “SEC”) in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, such as the ongoing COVID-19 outbreak, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the uncertainty surrounding the ongoing COVID-19 outbreak and the other factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Noel Ryan
(720) 778-2415
investors@vsecorp.com

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$543	$734
Receivables, net	70,793	70,630
Unbilled receivables, net	43,928	46,279
Inventories, net	210,030	218,627
Other current assets	17,332	19,071
Total current assets	342,626	355,341

Property and equipment, net	37,276	43,465
Intangible assets, net	119,166	132,175
Goodwill	269,071	276,450
Operating lease - right-of-use assets	21,334	20,943
Other assets	21,936	17,490
Total assets	$811,409	$845,864

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$17,820	$16,883
Accounts payable	67,709	68,099
Current portion of earn-out obligation	5,300	31,700
Accrued expenses and other current liabilities	38,345	46,514
Dividends payable	993	987
Total current liabilities	130,167	164,183

Long-term debt, less current portion	255,880	253,128
Deferred compensation	17,985	18,146
Long-term lease obligations under operating leases	25,014	24,441
Earn-out obligation, less current portion	—	5,000
Deferred tax liabilities	15,962	17,865
Total liabilities	445,008	482,763

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 11,029,169 and 10,970,123, respectively	551	549
Additional paid-in capital	31,244	29,411
Retained earnings	336,584	334,246
Accumulated other comprehensive loss	(1,978)	(1,105)
Total stockholders' equity	366,401	363,101
Total liabilities and stockholders' equity	$811,409	$845,864

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2020	2019
Revenues:
Products	$76,342	$73,741
Services	101,076	96,178
Total revenues	177,418	169,919

Costs and operating expenses:
Products	65,527	62,857
Services	90,758	88,876
Selling, general and administrative expenses	248	1,382
Amortization of intangible assets	4,723	4,991
Total costs and operating expenses	161,256	158,106

	16,162	11,813

Loss on sale of a business entity and certain assets	(7,536)	—
Gain on sale of property	1,108	—

Operating income	9,734	11,813

Interest expense, net	3,486	3,158

Income before income taxes	6,248	8,655

Provision for income taxes	2,916	2,052

Net income	$3,332	$6,603

Basic earnings per share	$0.30	$0.60

Basic weighted average shares outstanding	11,000,204	10,920,171

Diluted earnings per share	$0.30	$0.60

Diluted weighted average shares outstanding	11,100,506	10,974,081

Dividends declared per share	$0.09	$0.08

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$3,332	$6,603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,475	7,430
Deferred taxes	1,592	(564)
Stock-based compensation	897	1,640
Loss on sale of a business entity and certain assets	7,536	—
Gain on sale of property and equipment	(1,127)	—
Earn-out obligation adjustment	301	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(163)	2,667
Unbilled receivables	(2,041)	(3,195)
Inventories	(8,255)	(7,798)
Other current assets and noncurrent assets	2,777	(6,692)
Accounts payable and deferred compensation	395	2,653
Accrued expenses and other current and noncurrent liabilities	(4,961)	(1,675)

Net cash provided by operating activities	6,758	1,069

Cash flows from investing activities:
Purchases of property and equipment	(724)	(601)
Proceeds from the sale of property and equipment	2,424	3
Proceeds from the sale of a business entity and certain assets	21,127	—
Cash paid for acquisitions, net of cash acquired	—	(112,660)

Net cash provided by (used in) investing activities	22,827	(113,258)

Cash flows from financing activities:
Borrowings on loan agreement	131,148	194,598
Repayments on loan agreement	(127,692)	(80,183)
Earn-out obligation payments	(31,701)	—
Payments of taxes for equity transactions	(543)	(687)
Dividends paid	(988)	(872)

Net cash (used in) provided by financing activities	(29,776)	112,856

Net increase in cash and cash equivalents	(191)	667
Cash and cash equivalents at beginning of period	734	162
Cash and cash equivalents at end of period	$543	$829